Exhibit 1.1

ADECOAGRO S.A.

[    ] Common Shares

UNDERWRITING AGREEMENT

January [    ], 2013

[UNDERWRITER]

Dear Sirs:

1. Introductory. The stockholders listed in Schedule A hereto (“Selling Stockholders”) agree severally with [    ] (the “Underwriter”) to sell to the Underwriter an aggregate of [    ] outstanding common shares (the “Securities”) (such [    ] shares of Securities being hereinafter referred to as the “Firm Securities”) of Adecoagro S.A., a Luxembourg corporation (the “Company”). The Selling Stockholders also propose to sell to the Underwriter, at the option of the Underwriter, an aggregate of not more than [    ] additional shares of Securities (such [    ] shares being hereinafter referred to as the “Optional Securities”), as set forth below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”.

2. Representations and Warranties of the Company and the Selling Stockholders. (a) The Company represents and warrants to, and agrees with, the Underwriter that:

(i) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form F-3 (No. 333-185871), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the registration statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means [    ] [am/pm] (New York City time) on the date of this Agreement.

“Closing Date” has the meaning specified in Section 3 hereof.

“Commission” means the U.S. Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“First Closing Date” has the meaning specified in Section 3 hereof.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus, as evidenced by it being so specified in Schedule C to this Agreement.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board, the International Accounting Standards Board (“IASB”) and, as applicable, the rules (“Exchange Rules”) of the New York Stock Exchange (“NYSE”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information, all documents incorporated by reference therein, and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(ii) Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act and the applicable Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing of the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the applicable Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by the Underwriter specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof.

(iii) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Offered Securities, all as described in Rule 405.

(iv) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus supplement, dated [    ], 2013, including the base prospectus, dated [    ], 2013 (which is the most recent Statutory Prospectus distributed to investors generally), including any documents incorporated by reference therein, and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by the Underwriter consists of the information described as such in Section 8(c) hereof. Except as disclosed in the General Disclosure Package, on the date of this Agreement, the Company’s Annual Report on Form 20-F most recently filed with the Commission and all subsequent reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, including the documents incorporated by reference in the General Disclosure Package and the Final Prospectus, when they were filed with the Commission, do not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the applicable Rules and Regulations.

(v) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Underwriter as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict in any material respect with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict in any material respect with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Underwriter and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(vi) Corporate Authority of the Company. The Company has been duly incorporated and is existing as a corporation under the laws of Luxembourg, with power and authority (corporate and other) to own or lease its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to conduct its business pursuant to its articles of incorporation in Luxembourg and is duly qualified to do business as a foreign corporation in each other jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so duly qualified would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).

(vii) Subsidiaries. Each subsidiary of the Company has been duly formed and is existing and in good standing under the laws of the jurisdiction of its formation (to the extent that good standing is applicable under the law of the relevant jurisdiction of formation), with power and authority (corporate and other) to own or lease its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company is duly qualified to do business as a foreign entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so duly qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding capital stock or ownership interests of each subsidiary of the Company have been duly authorized and validly issued and, where applicable, are fully paid and nonassessable; and, except as disclosed in the General Disclosure Package and the Final Prospectus, the capital stock or ownership interests of each subsidiary owned by the Company, directly or through subsidiaries, are owned free from liens, encumbrances and defects.

(viii) Offered Securities. The Offered Securities and all other outstanding shares of capital stock of the Company have been duly authorized; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Company, including the Offered Securities, are validly issued and fully paid, will conform in all material respects to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Securities that have not been waived pursuant to applicable law; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

(ix) No Finder’s Fee. There are no contracts, agreements or understandings between the Company and any person (other than the Underwriter) that would give rise to a valid claim against the Company or the Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(x) Registration Rights. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”), and any person to whom the Company has granted registration rights that is not a Selling Stockholder hereunder has agreed not to exercise such rights in connection with such offering.

(xi) Listing. The Offered Securities have been approved for listing on the NYSE.

(xii) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any Luxembourg, U.S. or other person, governmental agency, body or court or stock exchange is required for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Offered Securities, except such as have been obtained, or made and such as may be required under U.S. state securities laws.

(xiii) Proper Legal Form under Luxembourg Law. This Agreement is in proper legal form under the laws of Luxembourg for the enforcement thereof in Luxembourg against the Company (except that Luxembourg courts may require that any document tabled as evidence be translated into French or German), and it is not necessary in order to ensure the legality, validity, enforcement or admissibility into evidence of this Agreement in Luxembourg, that such document be filed or recorded with any court or other authority in Luxembourg or that any tax or fee be paid in

Luxembourg on or in respect of this Agreement, other than court costs, including (without limitation) filing fees, except however that registration of this Agreement with the Luxembourg Administration de l’Enregistrement et des Domaines may be required in the case of legal proceedings before Luxembourg courts or where this Agreement must be produced before an official authority in Luxembourg (in which case an ad valorem tax, the rate of which depends on the document and the underlying transaction, may become due and payable).

(xiv) Proper Legal Form under New York Law. This Agreement is in proper legal form under the laws of the State of New York for the enforcement thereof in the State of New York against the Company, and it is not necessary in order to ensure the legality, validity, enforcement or admissibility into evidence of this Agreement in the State of New York that such document be filed or recorded with any court or other authority in the State of New York or that any tax or fee be paid in the State of New York on or in respect of this Agreement, other than court costs, including (without limitation) filing fees.

(xv) Title to Property. Except as disclosed in the General Disclosure Package and the Final Prospectus, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects except such liens, charges, encumbrances and defects that would not materially affect the value thereof nor materially interfere with the use made or to be made thereof by them, and the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(xvi) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement by the Company will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (A) the charter, by-laws or other constitutive documents of the Company or any of its subsidiaries, (B) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or (C) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xvii) Absence of Existing Defaults and Conflicts. Neither the Company nor any of its subsidiaries is (A) in violation of its respective charter, by-laws or other constitutive documents, (B) in violation of any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, (C) in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, or (D) has sent or received any communication regarding termination of, or intent not to renew any material indenture, mortgage, deed of trust, loan agreement, contract or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, and no such termination or non-renewal has been threatened by the Company, or to Company’s knowledge, any other party to any such material indenture, mortgage, deed of trust, loan agreement, contract or other agreement or instrument, except for, in the case of (B), (C) and (D), any such violation, default, termination or non-renewal that would not, individually or in the aggregate, result in a Material Adverse Effect.

(xviii) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(xix) Possession of Licenses and Permits. The Company and its subsidiaries possess or have applied for, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses (except for such Licenses as currently being contested in good faith and as disclosed in the General Disclosure Package and the Final Prospectus) that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(xx) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that could individually or in the aggregate have a Material Adverse Effect.

(xxi) Possession of Intellectual Property. The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(xxii) Taxation. The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except as currently being contested in good faith and for which reserves required by the International Financial Reporting Standards (“IFRS”) have been created in the financial statements of the Company or as would not, individually or in the aggregate, have a Material Adverse Effect), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which would individually or in the aggregate have) a Material Adverse Effect.

(xxiii) Luxembourg Taxation. There is no tax, duty, levy, impost, deduction, charge or withholding imposed by Luxembourg or any political subdivision thereof or taxing authority therein on the Underwriter either (a) on or by virtue of the Company’s execution, delivery, performance or enforcement of this Agreement, or (b) on any payment to be made pursuant to this Agreement, except for (i) income taxes payable by the Underwriter relating to fees and commissions it will receive in connection with the transactions contemplated in this Agreement, (ii) a withholding or deduction if such withholding or deduction is required in respect of the Luxembourg laws of 21 June 2005 implementing the Council Directive 2003/481EC of 3 June 2003 on taxation of savings income in the form of interest payments (or any amendment thereof) and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States or the Luxembourg law of 23 December 2005 (as amended) introducing in Luxembourg a 10% withholding tax as regards Luxembourg resident individuals, and (iii) a registration duty or any other similar tax in case of a voluntary registration or if the registration of this Agreement (and/or any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg is required in the case of legal proceeding before Luxembourg courts (if competent) or in the case that this Agreement (and/or any document in connection therewith) must be produced before an official Luxembourg authority, in which case either a nominal registration duty or an ad valorem duty (of, for instance 0.24 (zero point twenty-four) percent of the amount of the payment obligation mentioned in the document so registered) will be payable depending on the nature of the document to be registered.

(xxiv) Environmental Laws. (a)(i) Neither the Company nor any of its subsidiaries is in violation of, or has any liability under, any U.S. federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances (as defined below), to the protection or restoration of the environment or natural resources (including biota), to health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, “Environmental Laws”), (ii) neither the Company nor any of its subsidiaries owns, occupies, operates or uses any real property contaminated with Hazardous Substances, (iii) neither the Company nor any of its subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) neither the Company nor any of its subsidiaries is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (v) neither the Company nor any of its subsidiaries is subject to any claim by any governmental agency or governmental body or person relating to Environmental Laws or Hazardous Substances, and (vi) the Company and its subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses, except in each case covered by clauses (i) – (vi) such as would not individually or in the aggregate have a Material Adverse Effect; (b) to the knowledge of the Company there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that would have a Material Adverse Effect; and (c) to the knowledge of the Company there are no requirements proposed for adoption or implementation under any Environmental Law that would have a Material Adverse Effect. For purposes of this subsection “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and mold, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.

(xxv) Accurate Disclosure. The statements in the General Disclosure Package and the Final Prospectus under the headings “Taxation”, “Description of Share Capital”, “Regulatory and Environmental Overview”, “Enforcement of Civil Liabilities” and “Related Party Transactions”, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(xxvi) Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(xxvii) Statistical and Market-Related Data and Forward-Looking Statements. The opinions, analyses, and forecasts about the Company and any third-party statistical and market-related data included or incorporated by reference in a Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company reasonably believes to be reliable and accurate, and the Company has obtained the written consent to the use of any such data from such sources to the extent required. Any other statistical information provided in a Registration Statement, a Statutory Prospectus or the General Disclosure Package is in all material respects accurately presented and prepared on a basis consistent with the books and records of the Company and its consolidated subsidiaries. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in a Registration Statement, a Statutory Prospectus or the General Disclosure Package has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(xxviii) Internal Controls and Compliance with the Sarbanes-Oxley Act. The Company, its subsidiaries and the Company’s board of directors (the “Board”) are in compliance with all applicable Sarbanes-Oxley and Exchange Rules presently in effect and with which the Company, its subsidiaries and the Board are required to comply as of the effectiveness of the Registration Statement. The Company and its subsidiaries maintain a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Management of the Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 135 days, management of the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would individually or in the aggregate have a Material Adverse Effect.

(xxix) Absence of Accounting Issues. A member of the Audit Committee has confirmed to the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer that, except as set forth in the General Disclosure Package, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event.

(xxx) Independent Auditors. Price Waterhouse & Co. S.R.L., who have audited the consolidated financial statements of the Company included or incorporated by reference in the General Disclosure Package are an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board and as required by the Securities Act.

(xxxi) Litigation. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties or directors or officers that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Company’s knowledge, contemplated.

(xxxii) Financial Statements. The financial statements, and the related notes thereto, included or incorporated by reference in the Registration Statement and the General Disclosure Package present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the General Disclosure Package, such financial statements have been prepared in conformity with IFRS applied on a consistent basis.

(xxxiii) No Material Adverse Change in Business. Since the end of the period covered by the latest audited financial statements included or incorporated by reference in the General Disclosure Package, there has been no change, nor any development or event involving a prospective change that will have a Material Adverse Effect. There has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock. Except as disclosed in or contemplated by the General Disclosure Package and the Final Prospectus under the heading [“Management’s Discussion and Analysis of Financial Condition and Results of Operations”], there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries on a consolidated basis.

(xxxiv) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).

(xxxv) Ratings. No “nationally recognized statistical rating organization” as such term is defined for in Section 3(a)(62) of the Exchange Act (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering any of the actions described in Section 7(c)(ii) hereof.

(xxxvi) PFIC Status. The Company was not a “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for its most recently completed taxable year and, based on the Company’s current projected income, assets and activities, the Company does not believe that it will be classified as a PFIC for any subsequent taxable year for U.S. federal income tax purposes.

(xxxvii) Payments in Foreign Currency. Except as disclosed in the General Disclosure Package and the Final Prospectus under the heading “Taxation”, under current laws and regulations of Luxembourg and any political subdivision thereof, all dividends and other distributions declared and payable on the Offered Securities may be paid by the Company to the holder thereof in U.S. dollars or Euros and freely transferred out of Luxembourg (subject to any restrictions resulting from national or supra national sanctions or prohibitions applicable to certain jurisdictions) and all such payments made to holders thereof or therein who are non-residents of Luxembourg will not be subject to income, withholding or other taxes under laws and regulations of Luxembourg or any political subdivision or taxing authority thereof or therein and will otherwise be free and clear of any other tax, duty, withholding or deduction in Luxembourg or any political subdivision or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in Luxembourg or any political subdivision or taxing authority thereof or therein, except (i) that distributions imputed for tax purposes on newly accumulated profits are subject to a withholding tax of 15% (unless exemptions apply under Luxembourg law or double taxation treaties) or (ii) if a withholding or deduction is required in respect of the Luxembourg laws of 21 June 2005 implementing the Council Directive 2003/481EC of 3 June 2003 on taxation of savings income in the form of interest payments (or any amendment thereof) and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States.

(xxxviii) Use of Funds. Except as permitted by law, neither the Company nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(xxxix) Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including, to the extent applicable, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xl) Office of Foreign Assets Control. (i) Neither the Company nor any of its subsidiaries, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) , the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”) (collectively, “Sanctions”), nor

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria).

(ii) Except as permitted by law or applicable regulation concerning sales of food and agricultural products, for the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(xli) Luxembourg Approvals. Except as disclosed in the General Disclosure Package and the Final Prospectus under the headings “Description of Share Capital”, no approvals are required in Luxembourg in order for the Company to pay dividends, interest attributable to stockholders’ equity or other distributions declared by the Company to the holders of the Offered Securities.

(xlii) Immunity. Neither the Company nor any of its subsidiaries, nor any of their respective subsidiaries, the Company’s and its subsidiaries’ properties or assets, have any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of Luxembourg, Argentina or Brazil.

(xliii) Enforcement of Judgments. Any final and conclusive judgment obtained in a U.S. federal or state court of competent jurisdiction sitting in New York City in a civil or commercial suit arising out of or in relation to the obligations of the Company under this Agreement or the transactions contemplated hereby will be enforceable against the Company and will be recognized in

Luxembourg, subject to applicable exequatur proceedings, and provided that in particular proof of the following conditions provided by Luxembourg law for enforcement of foreign court judgments may have to be given: (i) the judgment is duly enforceable in New York; (ii) the New York Court had jurisdiction over the subject matter of the action leading to the judgment; (iii) the New York Court has acted in accordance with its own procedural laws; (iv) the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defense; (v) the New York Court applied the substantive laws chosen by the parties to govern this Agreement; and (vi) the judgment is not contrary to the public order of Luxembourg.

(xliv) Valid Choice of Law. The choice of laws of the State of New York as the governing law of this Agreement is a valid choice of law under the laws of Luxembourg and will be recognized by the courts of Luxembourg, except that a Luxembourg court may refuse to apply the law of another jurisdiction if it is deemed to be contrary to Luxembourg public order and/or in certain circumstances Luxembourg mandatory law. The submission by the Company to the non-exclusive jurisdiction of the U.S. federal or state courts sitting in The City of New York and County of New York in this Agreement constitutes a valid and legally binding obligation of the Company. Service of process in respect of a claim or action in a U.S. court pursuant to this Agreement, effected in the manner set forth in this Agreement, assuming validity under the laws of the State of New York, will be effective, insofar as Luxembourg law is concerned, to confer valid personal jurisdiction over the Company. The Company has the power to designate, appoint and empower and pursuant to Section 16 of this Agreement has validly and effectively designated, appointed and empowered an agent for service of process in any suit or proceeding based on or arising from this Agreement in any U.S. federal or state court sitting in New York City.

(b) Each Selling Stockholder severally and not jointly represents and warrants to, and agrees with, the Underwriter that:

(i) Title to Securities. Such Selling Stockholder has and on each Closing Date hereinafter mentioned will have full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Offered Securities to be delivered by such Selling Stockholder on such Closing Date hereunder or a valid security entitlement in respect of such Offered Securities.

(ii) Delivery of Securities. Upon payment of the purchase price for the Offered Securities to be sold by such Selling Stockholder pursuant to this Agreement, delivery of such Offered Securities, as directed by the Underwriter, to Cede & Co. (“Cede”) or such other nominee as may be designated by The Depository Trust Company (“DTC”), registration of such Offered Securities in the name of Cede or such other nominee, and the crediting of such Offered Securities on the books of DTC to securities accounts (within the meaning of Section 8-501(a) of the UCC) of the Underwriter (assuming that neither DTC nor any such Underwriter has notice of any “adverse claim,” within the meaning of Section 8-105 of the Uniform Commercial Code then in effect in the State of New York (“UCC”), to such Offered Securities), (A) under Section 8-501 of the UCC, the Underwriter will acquire a valid “security entitlement” (as defined in Section 8-102(17) of the UCC) in respect of such Offered Securities and (B) no action (whether framed in conversion, replevin, constructive trust, equitable lien, or other theory) based on any “adverse claim,” within the meaning of Section 8-102 of the UCC, to such Offered Securities may be asserted against the Underwriter with respect to such security entitlement; for purposes of this representation, such Selling Stockholder may assume that when such payment, delivery and crediting occur, (a) such Offered Securities will have been registered in the name of Cede or another nominee designated by DTC, in each case on the Company’s share registry in accordance with its certificate of incorporation, bylaws and applicable law, (b) DTC will be registered as a “clearing corporation,” within the meaning of Section 8-102 of the UCC, (c) appropriate entries to the account of the Underwriter on the records of DTC will have been made pursuant to the UCC, (d) to the extent DTC, or any other securities intermediary which acts as “clearing corporation” with respect to the Offered Securities, maintains any “financial asset” (as defined in Section 8-102(a)(9) of the UCC) in a clearing corporation pursuant to Section 8-111 of the UCC, the rules of such clearing corporation may affect the rights of DTC or such securities intermediaries and the ownership interest of the Underwriter, (e) claims of creditors of DTC or any other securities intermediary or clearing corporation may be given priority to the extent set forth in Section 8-511(b) and 8-511(c) of the UCC and (f) if at any time DTC or other securities intermediary does not have sufficient Offered Securities to satisfy claims of all of its entitlement holders with respect thereto then all holders will share pro rata in the Offered Securities then held by DTC or such securities intermediary.

(iii) Absence of Further Requirements. No consent, approval, authorization or order of, or filing with, any person (including any governmental agency or body or any court) is required to be obtained or made by any such Selling Stockholder for the consummation of the transactions contemplated by this Agreement in connection with the offering and sale of the Offered Securities sold by such Selling Stockholder, except such as have been obtained and made under the Act and such as may be required under state securities laws.

(iv) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance by such Selling Stockholder of this Agreement and the consummation of the transactions herein contemplated will not (A) result in a breach or violation of any of the terms and provisions of, or constitute a default under any agreement or instrument to which such Selling Stockholder is a party or is bound, or result in the imposition of any lien, charge or encumbrance upon any property or assets of such Selling Stockholder; (B) result in a violation of any statute, any rule, regulation or order of any governmental agency or body or any court having jurisdiction over such Selling Stockholder or any of its properties or any agreement or instrument to which such Selling Stockholder is a party or by which such Selling Stockholder is bound or to which any of the properties of such Selling Stockholder is subject; or (C) result in a violation of the provisions of the charter or by-laws of such Selling Stockholder if it is a corporation or the constituent documents of such Selling Stockholder if it is not a natural person or a corporation, except in the case of (A) or (B), for such breaches, violations or defaults as would not reasonably be expected to impair in any material respects, the ability of the Selling Stockholder to fulfill its obligations hereunder.

(v) Final Prospectus. On its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Time of the Registration Statement in which the Final Prospectus is included, and on each Closing Date, the Final Prospectus will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence applies only to written information furnished to the Company by such Selling Stockholder specifically for use in the Final Prospectus, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(vi) Undisclosed Material Information. The sale of the Offered Securities by such Selling Stockholder pursuant to this Agreement is not prompted by any material information concerning the Company or any of its subsidiaries that is not set forth in the General Disclosure Package.

(vii) General Disclosure Package. As of the Applicable Time, neither (i) the General Disclosure Package, nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence applies only to written information furnished to the Company by such Selling Stockholder specifically for use in the General Disclosure Package or in any individual Limited Use Issuer Free Writing Prospectus, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof.

(viii) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by each Selling Stockholder.

(ix) No Finder’s Fee. There are no contracts, agreements or understandings between such Selling Stockholder and any person (other than the Underwriter) that would give rise to a valid claim against such Selling Stockholder or the Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(x) Absence of Manipulation. Such Selling Stockholder has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(xi) Arrangements with Third Parties. Except as disclosed in the General Disclosure Package and the Final Prospectus under the heading “Related Party Transactions”, (i) no person has the right, contractual or otherwise, to cause such Selling Stockholder to sell to it any of the shares of any capital stock or other equity interests of the Company owned by such Selling Stockholder, including any of the Securities owned by such Selling Stockholder, and (ii) no person has any preemptive rights, resale rights, co-sale or rights of first refusal, options, warrants, or other rights to purchase, or convert or exchange any securities for any shares of any capital stock or other equity interests of the Company owned by such Selling Stockholder, including any of the Securities, in the case of each of the foregoing clauses (i) and (ii), whether as a result of the sale of the Securities as contemplated pursuant to the General Disclosure Package or otherwise. Except as disclosed in the General Disclosure Package and the Final Prospectus under the heading [“Management—Share Options and Restricted Share Plan”], such Selling Stockholder has no options, warrants or other rights to purchase, or rights to convert any securities for shares of capital stock of or ownership interests in the Company or any of its subsidiaries, including the Securities.

(xii) Litigation. There are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting such Selling Stockholder that, if determined adversely to such Selling Stockholder, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of such Selling Stockholder to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to such Selling Stockholder’s knowledge, contemplated.

(xiii) Immunity. Neither such Selling Stockholder nor any of its properties or assets, have any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of Luxembourg, Argentina or Brazil.

(xiv) Valid Choice of Law. The choice of laws of the State of New York as the governing law of this Agreement is a valid choice of law under the laws of the jurisdiction of organization or incorporation of such Selling Stockholder and will be recognized by the courts of the jurisdiction of organization or incorporation of such Selling Stockholder, except that any such court may refuse to apply the law of another jurisdiction if it is deemed to be contrary to mandatory laws of public policy in such jurisdiction. The submission by such Selling Stockholder to the non-exclusive jurisdiction of the U.S. federal or state courts sitting in The City of New York and County of New York in this Agreement constitutes a valid and legally binding obligation of such Selling Stockholder, and service of process in respect of a claim or action in such courts pursuant to this Agreement effected in the manner set forth in this Agreement, assuming validity under the laws of the State of New York, will be effective, insofar as the law of the jurisdiction of organization or incorporation of such Selling Stockholder is concerned, to confer valid personal jurisdiction over such Selling Stockholder. Such Selling Stockholder has the power to designate, appoint and empower and pursuant to Section 16 of this Agreement has validly and effectively designated, appointed and empowered an agent for service of process in any suit or proceeding based on or arising from this Agreement in any U.S. federal or state court sitting in New York City.

(xv) Enforcement of Judgments. Any final and conclusive judgment obtained in a U.S. federal or state court of competent jurisdiction sitting in New York City in a civil or commercial suit arising out of or in relation to the obligations of the such Selling Stockholder under this Agreement or the transactions contemplated hereby will be enforceable against such Selling Stockholder and will be recognized in the jurisdiction of organization or incorporation of such Selling Stockholder, provided that the laws of the jurisdiction of incorporation of a Selling Stockholder may require, inter alia, proof that: (i) the judgment is duly enforceable in New York; (ii) the New York Court had jurisdiction over the subject matter of the action leading to the judgment; (iii) the New York Court has acted in accordance with its own procedural laws; (iv) the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defense; (v) the New York Court applied the substantive laws chosen by the parties to govern this Agreement; and (vi) the judgment is not contrary to public policy in the Selling Stockholder’s jurisdiction of incorporation; and provided further that such judgment (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the jurisdiction of incorporation of the Selling Stockholder.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, each Selling Stockholder agrees, severally and not jointly, to sell to the Underwriter, and the Underwriter agrees to purchase from each Selling Stockholder, at a purchase price of $[            ] per share the Firm Securities. For the avoidance of doubt, the purchase price set forth in the immediately preceding sentence for the Firm Securities to be sold by the Selling Stockholders has been reduced by the underwriting discount and commissions payable to the Underwriter for the Firm Securities to be sold by the Underwriter on behalf of the Selling Stockholders.

Upon payment of the purchase price in U.S. federal (same day) funds by wire transfer to the brokerage accounts specified by the Selling Stockholders that have so delivered the Offered Securities and acceptable to the Underwriter, at the office of Davis Polk & Wardwell LLP, at 10:00 A.M., New York time, on [                    ], or at such other time not later than seven full business days thereafter as the Underwriter and the Company determine (such time being herein referred to as the “First Closing Date”), the Selling Stockholders will deliver the Firm Securities to or as instructed by the Underwriter. For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Firm Securities so to be delivered or evidence of their transfer will be made available for checking at least 24 hours prior to the First Closing Date.

In addition, upon written notice from the Underwriter given to the Selling Stockholders from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriter may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities. The Selling Stockholders agree, severally and not jointly, to sell to the Underwriter the number of Optional Securities specified in such notice, and the Underwriter agrees to purchase such Optional Securities. Such Optional Securities may be purchased by the Underwriter only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold unless the Firm Securities previously have been, or simultaneously are, sold. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Underwriter to the Selling Stockholders.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Underwriter but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. Payment of the purchase price for the Optional Securities in U.S. federal (same day) funds by wire transfer to the brokerage accounts specified by the Selling Stockholders that have so delivered the Optional Securities and acceptable to the Underwriter shall be made against the delivery by the Selling Stockholders of the Optional Securities being sold, and fully paid for, on each Optional Closing Date to or as instructed by the Underwriter for its account in a form reasonably acceptable to the Underwriter. The Optional Securities being purchased on each Optional Closing Date will be made available for checking at a reasonable time in advance of such Optional Closing Date.

The purchase price payable by the Underwriter for Firm Securities and Optional Securities shall not be reduced by (i) any transfer taxes paid by, or on behalf of, the Underwriter in connection with the transfer of the Firm Securities or the Optional Securities to the Underwriter and (ii) any withholding required by law. Any amount in respect of the foregoing due and owing to the Underwriter pursuant to this Agreement shall be payable immediately following the Closing Date and the transfer of the Firm Securities or Optional Securities as the case may be.

4. Offering by Underwriter. It is understood that the Underwriter proposes to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company and the Selling Stockholders. The Company agrees with the Underwriter and the Selling Stockholders that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b) (or, if applicable and consented to by the Underwriter) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(b) Filing of Amendments: Response to Commission Requests. The Company will promptly advise the Underwriter of any proposal to amend or supplement at any time the Registration Statement or any Statutory Prospectus and will not effect such amendment or supplement without the Underwriter’s consent; and the Company will also advise the Underwriter promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by the Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Underwriter of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriter and the dealers and any other dealers upon request of the Underwriter, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Underwriter’s consent to, nor the Underwriter’s delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158 under the Act. For the purpose of the preceding sentence, “Availability Date” means the 45th day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Time, except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the 90th day after the end of such fourth fiscal quarter.

(e) Furnishing of Prospectuses. The Company will furnish to the Underwriter copies of the Registration Statement (one of which will be signed), including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Underwriter requests. The Final Prospectus shall be so furnished on or prior to 3:00 P.M., New York time, on the business day following the later of the execution and delivery of this Agreement or the Effective Time of the Registration Statement. The Company will pay the expenses of printing and distributing to the Underwriter all such documents.

(f) Blue Sky Qualifications. The Company will arrange for the qualification of the Offered Securities for sale under the laws of such U.S. jurisdictions as the Underwriter designates and will continue such qualifications in effect so long as required for the distribution of the Offered Securities.

(g) Reporting Requirements. During the period of five years hereafter, the Company will furnish to the Underwriter as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Underwriter (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Underwriter may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriter.

(h) Payment of Expenses. The Company agrees with the Underwriter that any costs and expenses with respect to the transactions contemplated in this Agreement shall be payable or be fully reimbursed by the Company, as previously agreed by the parties.

(i) Absence of Manipulation. The Company and the Selling Stockholders will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(j) Taxes. The Company and each Selling Stockholder will severally and not jointly indemnify and hold harmless the Underwriter against any documentary, stamp or similar tax, including any interest and penalties, on the sale of the Offered Securities to be delivered by it (in the case of the Selling Stockholders) and on the execution and delivery of this Agreement. All payments to be made by the Company and the Selling Stockholders hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever unless the Company or such Selling Stockholder is compelled by law to deduct or withhold such taxes, duties or charges. In that event, the Company and the Selling Stockholders shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made.

(k) Tax Forms. Each Selling Stockholder will deliver to each Underwriter, prior to or at the Closing Date, a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 or an IRS Form W-8, as appropriate, together with all required attachments to such form.

(l) Restriction on Sale of Securities by Company and the Selling Stockholders. The Company and each Selling Stockholder hereby agrees that, without the prior written consent of the

Underwriter, it will not, during the period ending 90 days after the date of the Final Prospectus (the “Lock-Up Period”), (1) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Securities beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) or any other securities so owned convertible into or exercisable or exchangeable for Securities or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Securities or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any Securities or any securities convertible into or exercisable or exchangeable for Securities.

The restrictions contained in the preceding paragraph shall not apply to (a) the Offered Securities to be sold hereunder, (b) issuances of grants of employee stock options or equity awards pursuant to the terms of a Company plan in effect on the date hereof or issuances of Securities pursuant to the exercise of such options or the exercise of any other employee stock options outstanding on the date hereof, (c) the issuance by the Company of Securities upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Underwriter has been advised in writing, (d) transfers of Securities by the Selling Stockholders to their affiliates, or, in the case of any Selling Stockholder who is a limited liability company, the distribution of Securities to its members, (e) transfers of Securities by the Selling Stockholders as bona fide gifts, or (f) transactions relating to Securities acquired in open market transactions after the date hereof; provided that in the case of (d) and (e), each transferee or donee, as applicable, is or agrees to be bound by the terms of this Section 5(l) prior to such transfer. In addition, each Selling Stockholder agrees that, without the prior written consent of the Underwriter, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Final Prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of Securities or any security convertible into or exercisable or exchangeable for Securities. Each Selling Stockholder also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Offered Securities held by such Selling Stockholder except in compliance with the foregoing restrictions. Notwithstanding the foregoing, if the Selling Stockholders receive written notice that (1) during the last 17 days of the Lock-Up Period, the Company issued an earnings release, or material news or a material event relating to the Company occurred; or (2) prior to the expiration of the Lock-Up Period, the Company announced that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this Section 5(l) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the Underwriter waives, in writing, such extension. The Company shall promptly notify the Underwriter and the Selling Stockholders of any event that would result in an extension of the initial 90-day restricted period.

6. Free Writing Prospectuses. The Company and Selling Stockholders represent and agree that, unless they obtain the prior consent of the Underwriter, and the Underwriter represents and agrees that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Underwriter is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The Company represents that it has satisfied and agrees that it will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show.

7. Conditions of the Obligations of the Underwriter. The obligations of the Underwriter to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each

Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company and the Selling Stockholders herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company and the Selling Stockholders of their obligations hereunder to the following additional conditions precedent:

(a) Accountants’ Comfort Letter. The Underwriter shall have received letters, dated, respectively, the date hereof and each Closing Date, of Price Waterhouse & Co. S.R.L. confirming that it is a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and under the applicable rules and regulations adopted by the Public Company Accounting Oversight Board and substantially in the form of Exhibit A hereto (except that, in any letter dated a Closing Date, the specified date referred to in Exhibit A hereto shall be a date no more than three days prior to such Closing Date).

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of any Selling Stockholder, the Company or the Underwriter, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Underwriter, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S., Luxembourg, Argentine, Brazilian, or international financial, political or economic conditions or currency exchange rates or foreign exchange controls the effect of which is such as to make it, in the judgment of the Underwriter, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the NYSE, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal, New York, Luxembourg, Brazilian or Argentine authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States, Luxembourg, Brazil or Argentina or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, Luxembourg, Brazil or Argentina, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Underwriter, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d) Opinion of U.S. Counsel for the Company. The Underwriter shall have received an opinion, and a customary negative assurance letter, dated such Closing Date, of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Company, substantially in the form of Exhibit B hereto.

(e) Opinion of Chief Legal Officer for the Company. The Underwriter shall have received an opinion dated such Closing Date, of Emilio Gnecco, Chief Legal Officer for the Company, substantially in the form of Exhibit C hereto.

(f) Opinion of Counsel for Selling Stockholders. The Underwriter shall have received an opinion, dated such Closing Date, of: (i) United States counsel for each Selling Stockholder, substantially in the form of Exhibit E hereto, and (ii) foreign counsel for each Selling Stockholder, in form and substance satisfactory to the Underwriter.

(g) Opinion of U.S. Counsel for the Underwriter. The Underwriter shall have received from Davis Polk & Wardwell LLP, U.S. counsel for the Underwriter, such opinion or opinions, and a customary negative assurance letter, dated such Closing Date, with respect to such matters as the Underwriter may require and in form and substance satisfactory to the Underwriter, and the Selling Stockholders and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Davis Polk & Wardwell LLP may rely (i) as to all matters governed by Argentine law upon the opinion of Marval, O’Farrell & Mairal referred to below; and (ii) as to all matters governed by Brazilian law upon the opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados referred to below.

(h) Opinion of Special Counsel for the Company. The Underwriter shall have received the legal opinion in English, substantially in the form of Exhibit D hereto, dated as of each Closing Date, of: (i) [    ], in-house Brazilian counsel to the Company, (ii) Marval, O’Farrell & Mairal, special Argentine counsel to the Company, and (iii) Elvinger, Hoss & Prussen, special Luxembourg counsel to the Company.

(i) Opinion of Foreign Counsel for the Underwriter. The Underwriter shall have received the legal opinion, dated as of each Closing Date of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian counsel to the Underwriter, in form and substance satisfactory to the Underwriter.

(j) Officer’s Certificate. The Underwriter shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(k) Lock-Up Agreements. On or prior to the date hereof, the Underwriter shall have received lock-up letters, each substantially in the form of Exhibit F hereto, from each of the executive officers and directors and certain shareholders of the Company and from each Selling Stockholder.

(l) Certificate of Selling Stockholders. On each Closing Date, the Underwriter shall have received a certificate of each Selling Stockholder, dated such Closing Date, to the effect that (i) the representations and warranties of such Selling Stockholder in this Agreement are true and correct with the same force and effect as though expressly made at and as of such Closing Date, and (ii) such Selling Stockholder has complied with all agreements and all conditions on its part to be performed under this Agreement at or prior to such Closing Date.

(m) Form W-9 / Form W-8. To avoid a 28% backup withholding, each Selling Stockholder will deliver to the Underwriter on or prior to each Closing Date a properly completed and executed United States Treasury Department Form W-9 or Form W-8, together with all required attachments to such form (or other applicable form or statement specified by Treasury Department regulations in lieu thereof).

(n) Additional Documents. On or prior to any Closing Date, the Company shall have furnished to the Underwriter such further certificates (including incumbency certificates) and documents as the Underwriter may reasonably request in connection with this Agreement.

The Selling Stockholders and the Company will furnish the Underwriter with such conformed copies of such opinions, certificates, letters and documents as the Underwriter reasonably requests. The Underwriter may in its sole discretion waive compliance with any conditions to the obligations of the Underwriter hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution. (a) Indemnification of Underwriter by Company. The Company will indemnify and hold harmless the Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls the Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other U.S. federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by the Underwriter consists of the information described as such in subsection (c) below.

(b) Indemnification of Underwriter by Selling Stockholders. The Selling Stockholders will severally and not jointly, indemnify and hold harmless the Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls the Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, a “Selling Stockholder Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Selling Stockholder Indemnified Party may become subject, under the Act, the Exchange Act, other U.S. federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Selling Stockholder Indemnified Party for any legal or other expenses reasonably incurred by such Selling Stockholder Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Selling Stockholder Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to the above as such expenses are incurred; provided, however, that each Selling Stockholders will only be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by such Selling Stockholder specifically for use therein, it being understood and agreed that the only such information furnished by any Selling Stockholder consists of the following information: each Selling Stockholder’s name and corresponding share amounts set forth in the table of Principal and Selling Shareholders in the Registration Statement and Final Prospectus under the heading “Selling Shareholders” and each Selling Stockholder’s address; provided, further, that no Selling Stockholder shall be liable under this Section 8(b) for any amounts in excess of the aggregate amount of gross proceeds minus underwriting discounts and commissions such Selling Stockholder receives in connection with the offering.

(c) Indemnification of Company and Selling Stockholders by Underwriter. The Underwriter will indemnify and hold harmless the Company, each of its directors and each of its officers who signs the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and each Selling Stockholder, their respective partners, members, shareholders, directors, officers, employees, agents, affiliates and each person, if any, who controls such Selling Stockholder within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”) against any and all losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, or other U.S. federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by the Underwriter consists of the following information in the Final Prospectus furnished by the Underwriter: [the concession and reallowance figures appearing in the sixth paragraph under the heading “Underwriting” and the stabilization information in the fifteenth and the seventeenth paragraphs under the heading “Underwriting”]; provided further, that in no case shall the Underwriter be responsible for any amount in excess of the net underwriting discount or commission received by the Underwriter pursuant to this Agreement in connection with the offering and sale of the Offered Securities.

(d) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a), (b) or (c) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a), (b) or (c) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a), (b) or (c) above. In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel (in addition to any local counsel) satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(e) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriter on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Stockholders on the one hand and the Underwriter on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriter on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Selling Stockholders bear to the total underwriting discounts and commissions received by the Underwriter. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Stockholders or the Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of subsection (e), the Underwriter shall not be required to contribute any amount in excess of the net underwriting discount or commissions received by it in connection with the Offered Securities underwritten by it and distributed to the public. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Company, the Selling Stockholders and the Underwriter agree that it would not be just and equitable if contribution pursuant to this Section 8(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(e).

9. [Reserved]

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Selling Stockholders, of the Company or its officers and of the Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Underwriter, any Selling Stockholder, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive payment for and delivery of the Offered Securities. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriter, will be mailed, delivered or telegraphed and confirmed to [    ], or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Catamarca 3454, B1640FWB, Martinez, Provincia de Buenos Aires, Argentina, Facsimile: 5411-4836-8639, Attention: Mariano Bosch and Emilio Gnecco, or, if sent to the Selling Stockholders or any of them, will be mailed, delivered or telegraphed and confirmed to the Company at Catamarca 3454, B1640FWB, Martinez, Provincia de Buenos Aires, Argentina, Facsimile: 5411-4836-8639, Attention: Mariano Bosch and Emilio Gnecco.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective personal representatives and successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

13. [Reserved]

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company and the Selling Stockholders acknowledge and agree that:

(a) No Other Relationship. The Underwriter has been retained solely to act as underwriter in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company or the Selling Stockholders, on the one hand, and the Underwriter, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Underwriter has advised or is advising the Company or the Selling Stockholders on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by Company and the Selling Stockholders following discussions and arms-length negotiations with the Underwriter and the Company and the Selling Stockholders are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company and the Selling Stockholders have been advised that the Underwriter and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Selling Stockholders and that the Underwriter has no obligation to disclose such interests and transactions to the Company or the Selling Stockholders by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company and the Selling Stockholders waive, to the fullest extent permitted by law, any claims they may have against the Underwriter for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Underwriter shall have no liability (whether direct or indirect) to the Company or the Selling Stockholders in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company and each Selling Stockholder hereby submit to the non-exclusive jurisdiction of the U.S. federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and each Selling Stockholder irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in U.S. federal and state courts in the Borough of Manhattan in the City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The Company has appointed Corporation Service Company, at its offices located at 1180 Avenue of the Americas, Suite 210, New York, NY 10036, as its authorized agent and the Selling Stockholders have appointed National Corporate Research, Ltd., at its offices located at 10 East 40th Street, 10th Floor, New York, NY 10016, as their authorized agent (each an “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any U.S. federal or state court in New York City, by the Underwriter, the directors, officers, employees, affiliates and agents of the Underwriter, or by any person who controls the Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act. Such appointment shall be irrevocable. The Company and each Selling Stockholder hereby represents and warrants that its respective Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company and each Selling Stockholder agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect for a period of seven years from the date of this Agreement. Service of process in compliance with applicable requirements upon the Company’s and the Selling Stockholders’ respective Authorized Agent shall be deemed, in every respect, effective service of process upon the Company and each Selling Stockholder. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by the Underwriter, the directors, officers, employees, affiliates and agents of the Underwriter, or by any person who controls the Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, in any court of competent jurisdiction in Luxembourg, Brazil or Argentina. The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

The obligation of the Company or any Selling Stockholder pursuant to this Agreement in respect of any sum due to the Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day, following receipt by such Underwriter of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Underwriter may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to such Underwriter hereunder, the Company and such Selling Stockholder agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter against such loss. If the United States dollars so purchased are greater than the sum originally due to such Underwriter hereunder, such Underwriter agrees to pay to the Company or such Selling Stockholder an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter hereunder.

17. Waiver of Immunity. To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement to the extent permitted by applicable law.

If the foregoing is in accordance with the Underwriter’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Selling Stockholders, the Company and the Underwriter in accordance with its terms.

Very truly yours,

[ ]

By
Name:
Title:

[ ]

By
Name:
Title:

ADECOAGRO S.A.

By
Name:
Title:

By
Name:
Title:

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

[ ]

By:
Name:
Title:

SCHEDULE A

Selling Stockholder	Number of Firm Securities to be Sold

Total

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1. Issuer Free Writing Prospectus, dated [                    ]

2. [    ]

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

1. The initial price to the public of the Offered Securities: $[            ] per share

2. The number of Offered Securities: [    ]

SCHEDULE C

1.	Limited Use Issuer Free Writing Prospectuses

“Limited Use Issuer Free Writing Prospectus” includes each of the following documents:

[1. Electronic roadshow available on [                    ].]